Exhibit 5

                            JONES, WALKER,
                         WAECHTER, POITEVENT,
                        CARRERE & DENEGRE, L.L.P

                             April 19, 1996



          Freeport-McMoRan Copper & Gold Inc.
          1615 Poydras Street
          New Orleans, LA  70112

          FCX Finance Company, B.V.
          c/o ABN AMRO Trust Company (Nederland) B.V.
          Coolsingel
          139, 3000 DG Rotterdam
          The Netherlands

               Re:  Registration Statement on Form S-3

          Dear Sirs:

               We are acting as special counsel for Freeport-McMoRan Copper & Gold Inc., a Delaware corporation ("FCX"), and FCX Finance Company, B.V., a private company with limited liability incorporated in the Kingdom of the Netherlands ("FCX Finance"), in connection with the Registration Statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of the sale by FCX and FCX Finance, as the case may be, from time to time of up to $750,000,000 maximum aggregate initial offering price of (i) Debt Securities (the "Debt Securities") to be issued and sold by FCX or FCX Finance, (ii) unconditional and irrevocable guarantees (the "Guarantees") by FCX of Debt Securities issued by FCX Finance, (iii) shares of Preferred Stock, $0.10 par value per share (the "Preferred Stock"), of FCX and (iv) Warrants ("Warrants") to purchase Debt Securities and Preferred Stock. FCX may also offer Depositary Shares (the "Depositary Shares") representing interests in
          Preferred Stock deposited with a Depositary and evidenced by Depositary Receipts, and such Depositary Shares are also covered by the Registration Statement. The foregoing securities are collectively referred to as the "Securities."

               The Debt Securities will constitute either indebtedness designated as senior indebtedness, indebtedness designated as senior subordinated indebtedness or indebtedness designated as subordinated indebtedness. The particular terms of each series of Securities offered by a particular prospectus supplement and, if Debt Securities are offered by FCX Finance, the particular terms of Guarantees offered in connection therewith, will be described in the prospectus supplement. The Debt Securities will each be issued under indentures (individually, the "Indenture" and collectively, the "Indentures") to be entered into prior to the issuance of such Securities.

               We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for purpose of this opinion.

               Based upon the foregoing, we are of the opinion that:

                    1.   When  the  specific  terms  of  a  particular Debt
               Security have been duly authorized and established in accordance with the relevant Indenture, and such Debt Security has been duly authorized, executed, authenticated, issued and delivered in accordance with the terms of such Indenture against payment therefor in accordance with the applicable underwriting or other agreement or upon exchange in accordance with the terms of any other Security that has been duly authorized, issued, paid for and delivered, such Debt Security will constitute the valid and binding obligation of FCX or FCX Finance, as the case may be.

                    2. When the specific terms of a particular Guarantee have been duly authorized and established in accordance with the relevant Indenture and such Guarantee has been duly authorized, executed, authenticated, issued and delivered in accordance with the terms of such Indenture, such Guarantee will constitute the valid and binding obligation of FCX.

                    3.   Upon designation of the preferences and  relative,
               participating, optional and other special rights, and qualifications, limitations or restrictions, of any series of Preferred Stock by the Board of Directors of FCX and proper filing with the Secretary of State of the State of Delaware of a Certificate of Designations relating to such series of Preferred Stock, all necessary corporate action on the part of FCX will have been taken to authorize the issuance and sale of such series of Preferred Stock proposed to be sold by FCX, and when such shares of Preferred Stock are issued and delivered against payment therefor in accordance with the applicable underwriting or other agreement or upon conversion in accordance with the terms of any other Security that has been duly authorized, issued, paid for and delivered, such shares will be validly issued, fully paid and non-assessable.

                    4. When the specific terms of a particular Warrant have been duly authorized and established and such Warrant has been duly authorized, executed, issued and delivered against payment therefor in accordance with the applicable underwriting or other agreement, such Warrant will constitute the valid and binding obligation of FCX.

                    5. When Depositary Shares evidenced by Depositary Receipts are issued and delivered in accordance with the terms of the Deposit Agreement against the deposit of duly authorized, validly issued, fully paid and non-assessable shares of Preferred Stock, such Depositary Shares will entitle the holders thereof to the rights specified in the Deposit Agreement.

               In connection with our opinions expressed above, we have assumed that, at or prior to the time of the delivery of any such
          Security: (i) the Board of Directors of FCX or managing directors of FCX Finance, as the case may be, shall have duly authorized the issuance and sale of such Security and such authorization shall not have been modified or rescinded; (ii) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded; (iii) the applicable Indentures, if any, shall have been duly authorized, executed and delivered by FCX and FCX Finance, as the case may be, and the applicable trustee and shall have been qualified under the Trust Indenture Act of 1939, as amended; and
          (iv) there will not have occurred any change in law affecting the validity or enforceability of such Security. We have also assumed that none of the terms of any Security to be established subsequent to the date hereof nor the issuance and delivery of such Security, nor the compliance by FCX with the terms of such Security, nor the compliance by FCX with the terms of such Security, will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon FCX, or any restriction imposed by any court or governmental body having jurisdiction over FCX.

               We are members of the Bar of the State of Louisiana and the foregoing opinion is limited to the laws of the State of Louisiana, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

               We hereby consent to the use of this opinion as an exhibit to the Registration Statement of FCX relating to the Securities and to the reference to our name in the Prospectus contained therein. In giving this consent, we do not admit that we are within the category of person whose consent is required under
          Section 7 of the Securities Act of 1933, as amended, or the general rules and regulations of the Commission.

                                        Very truly yours,



                                        JONES, WALKER, WAECHTER, POITEVENT,
                                             CARRERE & DENEGRE L.L.P.